Mohan Datwani
Independent Director

~~September~~ November 18, 2013

L& L Energy, Inc.
130 Andover Park East
Suite 200, Seattle, WA 98188
United States of America

Dear Sirs,

Re: Resignation as Independent Director, Audit Committee Chairman & Chairman of Special Investigation Committee

This is to inform you that given the developments with the Company, I resign from the above positions with immediate effect.

Yours sincerely,

Mohan Datwani

cc. Mark Bartlett

From: Mohan Datwani [mdatwani@llenergyinc.com]

Sent:   Thursday, November 21, 2013 4:50 PM

To:      Cassidy Sung

Cc:       MarkBartlett@dwt.com

Subject:         Re: Director Resignation

Dear Sirs,

Thank you for seeking clarification for my resignation of November 18, 2013.

I resigned for two primary reasons.  First, I believe that the Company has not kept me fully informed as to the degree and extent of ongoing government and regulatory investigations.  Second, as chairman of the special investigation committee, I believe that the Company did not provided adequate financial support to complete the Committee’s work, especially in connection with hiring independent, qualified forensic accountant.

Yours sincerely,

Mohan Datwani

From: MM DD [mmdd67@yahoo.com]

Sent:   Monday, November 25, 2013 6:56 PM

To:      Cassidy Sung

Cc:       Sean Morishige; Dickson Lee; Clayton Fong; iangrob@rmltd.com.hk;

markbartlett@dwt.com

Subject:         Re: Re: Resignation

Dear Sirs,

In terms of your board resolutions of November 21, 2013, let's agree to disagree on the characterization as I resigned for the reasons stated in my resignation. It is expected for those continuing to desire to be associated with the Company's directorship and management to align themselves.

As I remain an investor of the Company, I believe that it is in the interest of all investors to have the special investigation committee provide an impartial view on allegations made against the Company based on independent investigations from professional legal and forensic accountants. As such, I call for real progress on the appointment of the forensic accountants with scope in accordance with impartial legal advice.

I can only desire that my resignation accelerates the work of the special investigation committee which is important for market integrity and legitimate investor protection.

Please kindly note that this represents my reply to the Company on the disagreement expressed under the board resolutions and should be disclosed with the public filings.

Yours sincerely,

Mohan Datwani